Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2015 Earnings; Issues Guidance for FY 2016; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--November 17, 2015--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $23.8 million, or $0.65 per diluted share, for the fourth quarter ended September 27, 2015, compared with earnings from continuing operations of $17.4 million, or $0.44 per diluted share, for the fourth quarter of fiscal 2014.

Fiscal 2015 earnings from continuing operations totaled $112.6 million, or $2.95 per diluted share, compared with $94.8 million, or $2.26 per diluted share in fiscal 2014.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.62 in the fourth quarter of fiscal 2015 compared with $0.54 in the prior year quarter. For fiscal year 2015, operating earnings per share were $3.00 compared with $2.45 last year.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	Quarter Ended		Fiscal Year Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Diluted earnings per share from continuing operations – GAAP	$0.65	$0.44	$2.95	$2.26
Restructuring charges	-	-	-	0.13
(Gains)/losses from refranchising	(0.02)	0.10	0.05	0.05
Operating earnings per share – Non-GAAP	$0.62	$0.54	$3.00	$2.45

Lenny Comma, chairman and chief executive officer, said, “We’re pleased with our fourth quarter performance, which culminated in a 15 percent increase in operating earnings per share resulting from solid same-store sales growth and margin expansion at both Jack in the Box® and Qdoba®. This performance capped another terrific year, with operating earnings per share up approximately 22 percent, the fourth consecutive year of growth in excess of 20 percent.

“We continued to use our growing free cash flow to return cash to shareholders with a 9 percent reduction in our diluted share count for the fiscal year. Over the last five years, we have repurchased $1 billion in stock. The additional $200 million share repurchase authorization we announced in September coupled with the 50 percent increase in our dividend announced in May underscores the confidence both the management team and our Board of Directors have in our business model and growth plans.”

Increase in same-store sales:

	Quarter Ended Sept. 27, 2015	Quarter Ended Sept. 28, 2014	Fiscal Year Ended Sept. 27, 2015	Fiscal Year Ended Sept. 28, 2014
Jack in the Box:
Company	4.1%	3.1%	5.1%	2.0%
Franchise	6.9%	3.1%	7.0%	2.0%
System	6.2%	3.1%	6.5%	2.0%
Qdoba:
Company	6.1%	7.1%	8.3%	5.7%
Franchise	7.2%	8.4%	10.4%	6.3%
System	6.6%	7.7%	9.3%	6.0%

“Jack in the Box system same-store sales increased 6.2 percent for the quarter, and company same-store sales increased 4.1 percent. Transactions grew approximately one percent for the system, while transactions at company restaurants declined approximately one percent as a result of a reduction in discounting as compared to last year. Sales were positive across all dayparts, with breakfast, dinner and late night performing similarly and generating the strongest growth,” Comma said.

Jack in the Box system same-store sales growth for the quarter exceeded that of the QSR sandwich segment by 3.5 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended September 27, 2015. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales increased 6.6 percent system-wide and 6.1 percent for company restaurants in the fourth quarter, as the simplified menu pricing structure continued to drive average check growth. Our company performance also benefited from another quarter of double-digit growth in catering sales which was partially offset by a 0.3 percent decline in transactions,” Comma said.

Consolidated restaurant operating margin increased by 200 basis points to 20.0 percent of sales in the fourth quarter of 2015, compared with 18.0 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 250 basis points to 20.3 percent of sales. The improvement was due primarily to sales leverage, lower food and packaging costs, and the benefit of refranchising. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of price increases, favorable product mix changes and lower discounting, as well as commodity deflation of approximately 0.8 percent in the quarter. Restaurant operating margin for Qdoba company restaurants increased 100 basis points to 19.5 percent of sales, due primarily to sales leverage, including the benefit of the simplified pricing structure introduced in October 2014, and commodity deflation of approximately 1.8 percent, which were partially offset by an increase in labor staffing.

Total franchise costs as a percentage of total franchise revenues improved to 48.6 percent in the fourth quarter from 50.5 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes.

SG&A expense for the fourth quarter increased by $3.0 million and was 15.4 percent of revenues as compared to 15.0 percent in the prior year quarter. The increase reflects a $1.2 million increase in pension expense and higher pre-opening costs of $0.9 million resulting from a greater number of Qdoba openings and restaurants under construction in the fourth quarter. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $1.1 million in the fourth quarter of 2015 as compared to a negative impact of $1.5 million in the fourth quarter of 2014, resulting in a year-over-year decrease in SG&A of $0.4 million.

Impairment and other charges, net, increased by $1.4 million in the fourth quarter due primarily to charges relating to the replacement of beverage equipment.

Gains on the sale of company-operated restaurants were $1.2 million in the fourth quarter, or approximately $0.02 per diluted share, which resulted from additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants. This compares to a loss of $5.8 million or approximately $0.10 per diluted share in the fourth quarter of 2014 which related primarily to the sale of Jack in the Box restaurants in the Southeast.

Capital Allocation

The company repurchased approximately 797,000 shares of its common stock in the fourth quarter of 2015 at an average price of $82.22 per share for an aggregate cost of $65.5 million. During fiscal year 2015, the company repurchased approximately 3,743,000 shares at an average price of $84.71 per share, for an aggregate cost of $317.1 million. This essentially completed the $100 million stock-buyback program authorized by the company’s Board of Directors in May 2015. In September 2015, the company’s Board of Directors authorized an additional $200 million stock-buyback program that expires in November 2017.

The company also announced today that on November 12, 2015, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on December 22, 2015, to shareholders of record at the close of business on December 9, 2015.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter and fiscal year ending October 2, 2016. Fiscal 2016 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter.

First quarter fiscal year 2016 guidance

  Same-store sales increase of approximately 1.0 to 3.0 percent at Jack in the Box company restaurants versus a 3.9 percent increase in the year-ago quarter.
  Same-store sales of flat to up 2.0 percent at Qdoba company restaurants versus a 12.9 percent increase in the year-ago quarter.

Fiscal year 2016 guidance

  Same-store sales increase of approximately 2.0 to 4.0 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 2.0 to 4.0 percent at Qdoba company restaurants.
  Commodity inflation of approximately 1 percent for Jack in the Box and deflation of approximately 3 percent at Qdoba.
  Restaurant operating margin of approximately 20.0 to 20.5 percent.
  SG&A as a percentage of revenue of approximately 13.0 to 13.5 percent as compared to 14.4 percent in fiscal 2015. The decrease includes a $5.3 million reduction in pension and postretirement expense in fiscal 2016.
  Impairment and other charges as a percentage of revenue of approximately 80 basis points.
  Approximately 20 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately half are expected to be company locations.
  Capital expenditures of $100 to $120 million.
  Tax rate of approximately 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $3.55 to $3.70 in fiscal 2016 as compared to operating earnings per share of $3.00 in fiscal 2015.
  The estimated benefit of the 53rd week in fiscal 2016 is approximately $0.08 per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Wednesday, November 18, 2015, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 18.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	Quarter Ended		Fiscal Year Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Diluted earnings per share from continuing operations – GAAP	$0.65	$0.44	$2.95	$2.26
Restructuring charges	-	-	-	0.13
(Gains)/losses from refranchising	(0.02)	0.10	0.05	0.05
Operating earnings per share – Non-GAAP	$0.62	$0.54	$3.00	$2.45

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Revenues:
Company restaurant sales	$265,408	$259,912	$1,156,863	$1,120,912
Franchise rental revenues	52,666	50,454	226,702	217,182
Franchise royalties and other	35,994	34,321	156,752	146,037
	354,068	344,687	1,540,317	1,484,131
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	82,198	83,219	361,988	357,338
Payroll and employee benefits	71,654	71,329	313,302	308,494
Occupancy and other	58,421	58,483	246,023	247,861
Total company restaurant costs	212,273	213,031	921,313	913,693
Franchise occupancy expenses	39,281	39,290	170,102	169,034
Franchise support and other costs	3,773	3,526	15,688	13,852
Selling, general and administrative expenses	54,592	51,550	221,145	206,788
Impairment and other charges, net	3,689	2,275	11,757	14,908
(Gains) losses on the sale of company-operated restaurants	(1,214)	5,790	3,139	3,548
	312,394	315,462	1,343,144	1,321,823
Earnings from operations	41,674	29,225	197,173	162,308
Interest expense, net	4,866	3,290	18,803	15,678
Earnings from continuing operations and before income taxes	36,808	25,935	178,370	146,630
Income taxes	13,030	8,492	65,769	51,786
Earnings from continuing operations	23,778	17,443	112,601	94,844
Losses from discontinued operations, net of income tax benefit	(637)	(1,283)	(3,789)	(5,894)
Net earnings	$23,141	$16,160	$108,812	$88,950

Net earnings per share - basic:
Earnings from continuing operations	$0.66	$0.45	$3.00	$2.33
Losses from discontinued operations	(0.02)	(0.03)	(0.10)	(0.14)
Net earnings per share (1)	$0.64	$0.41	$2.89	$2.18
Net earnings per share - diluted:
Earnings from continuing operations	$0.65	$0.44	$2.95	$2.26
Losses from discontinued operations	(0.02)	(0.03)	(0.10)	(0.14)
Net earnings per share (1)	$0.63	$0.40	$2.85	$2.12

Weighted-average shares outstanding:
Basic	37,276	38,982	37,587	40,781
Diluted	36,822	39,918	38,215	41,973

Cash dividends declared per common share	$0.30	$0.20	$1.00	$0.40

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	September 27, 2015	September 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,743	$10,578
Accounts and other receivables, net	47,975	50,014
Inventories	7,376	7,481
Prepaid expenses	16,240	36,314
Deferred income taxes	40,033	36,810
Assets held for sale	15,516	4,766
Other current assets	3,106	597
Total current assets	147,989	146,560
Property and equipment, at cost:
Land	112,991	113,622
Buildings	1,091,237	1,090,360
Restaurant and other equipment	315,235	291,443
Construction in progress	43,914	24,522
	1,563,377	1,519,947
Less accumulated depreciation and amortization	(835,114)	(797,818)
Property and equipment, net	728,263	722,129
Intangible assets, net	14,765	15,604
Goodwill	149,027	149,074
Other assets, net	263,935	237,298
	$1,303,979	$1,270,665
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$26,677	$10,871
Accounts payable	32,137	31,810
Accrued liabilities	170,575	163,626
Total current liabilities	229,389	206,307
Long-term debt, net of current maturities	688,579	497,012
Other long-term liabilities	370,058	309,435
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,096,156 and 80,127,387 issued, respectively	811	801
Capital in excess of par value	402,986	356,727
Retained earnings	1,316,119	1,244,897
Accumulated other comprehensive loss	(132,530)	(90,132)
Treasury stock, at cost, 45,314,529 and 41,571,752 shares, respectively	(1,571,433)	(1,254,382)
Total stockholders’ equity	15,953	257,911
	$1,303,979	$1,270,665

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Fiscal Year
	2015	2014
Cash flows from operating activities:
Net earnings	$108,812	$88,950
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	89,468	91,384
Deferred finance cost amortization	2,309	2,175
Excess tax benefits from share-based compensation arrangements	(18,602)	(17,664)
Deferred income taxes	(3,191)	4,152
Share-based compensation expense	12,420	10,358
Pension and postretirement expense	18,749	13,760
Losses (gains) on cash surrender value of company-owned life insurance	1,240	(6,049)
Losses on the sale of company-operated restaurants	3,139	3,548
Losses on the disposition of property and equipment	1,847	1,680
Impairment charges and other	6,815	10,434
Loss on early retirement of debt	—	789
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(82)	19,589
Inventories	105	(300)
Prepaid expenses and other current assets	35,255	14,051
Accounts payable	2,281	(627)
Accrued liabilities	798	7,140
Pension and postretirement contributions	(25,374)	(25,349)
Other	(9,114)	(16,999)
Cash flows provided by operating activities	226,875	201,022
Cash flows from investing activities:
Purchases of property and equipment	(86,226)	(60,525)
Purchases of assets intended for sale and leaseback	(10,396)	(2,801)
Proceeds from sale and leaseback of assets	—	5,698
Proceeds from the sale of company-operated restaurants	3,951	10,536
Collections on notes receivable	5,917	2,974
Acquisition of franchise-operated restaurants	—	(1,750)
Other	2,281	2,889
Cash flows used in investing activities	(84,473)	(42,979)
Cash flows from financing activities:
Borrowings on revolving credit facilities	857,000	652,000
Repayments of borrowings on revolving credit facilities	(768,000)	(521,000)
Proceeds from issuance of debt	300,000	200,000
Principal repayments on debt	(198,397)	(193,399)
Debt issuance costs	(2,030)	(3,607)
Dividends paid on common stock	(37,390)	(15,808)
Proceeds from issuance of common stock	15,170	31,748
Repurchases of common stock	(320,163)	(323,866)
Excess tax benefits from share-based compensation arrangements	18,602	17,664
Change in book overdraft	—	(848)
Cash flows used in financing activities	(135,208)	(157,116)
Effect of exchange rate changes on cash and cash equivalents	(29)	7
Net increase in cash and cash equivalents	7,165	934
Cash and cash equivalents at beginning of period	10,578	9,644
Cash and cash equivalents at end of period	$17,743	$10,578

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter Ended		Fiscal Year Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Revenues:
Company restaurant sales	75.0%	75.4%	75.1%	75.5%
Franchise rental revenues	14.9%	14.6%	14.7%	14.6%
Franchise royalties and other	10.2%	10.0%	10.2%	9.8%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.0%	32.0%	31.3%	31.9%
Payroll and employee benefits (1)	27.0%	27.4%	27.1%	27.5%
Occupancy and other (1)	22.0%	22.5%	21.3%	22.1%
Total company restaurant costs (1)	80.0%	82.0%	79.6%	81.5%
Franchise occupancy expenses (2)	74.6%	77.9%	75.0%	77.8%
Franchise support and other costs (3)	10.5%	10.3%	10.0%	9.5%
Selling, general and administrative expenses	15.4%	15.0%	14.4%	13.9%
Impairment and other charges, net	1.0%	0.7%	0.8%	1.0%
(Gains) losses on the sale of company-operated restaurants	(0.3)%	1.7%	0.2%	0.2%
Earnings from operations	11.8%	8.5%	12.8%	10.9%
Income tax rate (4)	35.4%	32.7%	36.9%	35.3%

(1) As a percentage of company restaurant sales.
(2) As a percentage of franchise rental revenues.
(3) As a percentage of franchise royalties and other.
(4) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter Ended				Fiscal Year Ended
	September 27, 2015		September 28, 2014		September 27, 2015		September 28, 2014
Jack in the Box:
Company restaurant sales	$176,739		$177,255		$782,525		$782,461
Company restaurant costs:
Food and packaging	55,025	31.1%	57,472	32.4%	247,931	31.7%	254,891	32.6%
Payroll and employee benefits	48,371	27.4%	49,687	28.0%	215,598	27.6%	218,000	27.9%
Occupancy and other	37,484	21.2%	38,468	21.7%	157,281	20.1%	164,433	21.0%
Total company restaurant costs	$140,880	79.7%	$145,627	82.2%	$620,810	79.3%	$637,324	81.5%
Restaurant margin	$35,859	20.3%	$31,628	17.8%	$161,715	20.7%	$145,137	18.5%

Qdoba:
Company restaurant sales	$88,669		$82,657		$374,338		$338,451
Company restaurant costs:
Food and packaging	27,173	30.6%	25,747	31.1%	114,057	30.5%	102,447	30.3%
Payroll and employee benefits	23,283	26.3%	21,642	26.2%	97,704	26.1%	90,494	26.7%
Occupancy and other	20,937	23.6%	20,015	24.2%	88,742	23.7%	83,428	24.6%
Total company restaurant costs	$71,393	80.5%	$67,404	81.5%	$300,503	80.3%	$276,369	81.7%
Restaurant margin	$17,276	19.5%	$15,253	18.5%	$73,835	19.7%	$62,082	18.3%

The following table presents the detail of our franchise revenues and costs (dollars in thousands):

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Franchise rental revenues	$52,666	$50,454	$226,702	$217,182

Royalties	$35,100	$32,992	$152,759	$140,986
Re-image contributions to franchisees	—	—	—	(22)
Franchise fees and other	894	1,329	3,993	5,073
Franchise royalties and other	$35,994	$34,321	$156,752	$146,037
Total franchise revenues	$88,660	$84,775	$383,454	$363,219

Rental expense	$31,638	$31,577	$136,974	$135,190
Depreciation and amortization	7,643	7,713	33,128	33,844
Franchise occupancy expenses	39,281	39,290	170,102	169,034
Franchise support and other costs	3,773	3,526	15,688	13,852
Total franchise costs	$43,054	$42,816	$185,790	$182,886
Franchise margin	$45,606	$41,959	$197,664	$180,333
Franchise margin as a % of franchise revenues	51.4%	49.5%	51.5%	49.6%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	2015			2014
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	431	1,819	2,250	465	1,786	2,251
New	2	16	18	1	11	12
Refranchised	(21)	21	—	(37)	37	—
Acquired from franchisees	7	(7)	—	4	(4)	—
Closed	(6)	(13)	(19)	(2)	(11)	(13)
End of year	413	1,836	2,249	431	1,819	2,250
% of JIB system	18%	82%	100%	19%	81%	100%
% of consolidated system	56%	84%	77%	58%	85%	78%
Qdoba:
Beginning of year	310	328	638	296	319	615
New	17	22	39	16	22	38
Refranchised	—	—	—	—	—	—
Acquired from franchisees	—	—	—	—	—	—
Closed	(5)	(11)	(16)	(2)	(13)	(15)
End of year	322	339	661	310	328	638
% of Qdoba system	49%	51%	100%	49%	51%	100%
% of consolidated system	44%	16%	23%	42%	15%	22%
Consolidated:
Total system	735	2,175	2,910	741	2,147	2,888
% of consolidated system	25%	75%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291